Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent  to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of CastlePoint Holdings, Ltd. (the “Company”), of our report dated February 28, 2007 relating to the financial statements and financial statement schedules of the Company, which appear in the Company’s Registration Statement on Form S-1 (File No. 333-139939), as amended, declared effective on March 22, 2007.

We also consent to the references to us under the heading “Experts” which is incorporated by reference in this registration statement from the registration statement on Form S-1 (File No. 333-139939).

/s/ PricewaterhouseCoopers

PricewaterhouseCoopers
Hamilton, Bermuda
March 22, 2007